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December 28, 2010

The Marsico Investment Fund
1200 17th Street
Suite 1600
Denver, Colorado 80202

Re:           Marsico Emerging Markets Fund

Dear Sirs:

We have acted as counsel for The Marsico Investment Fund (“Registrant”) and its series, Marsico Emerging Markets Fund (“Fund”), and are familiar with Registrant’s registration statement with respect to the Fund under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, “Registration Statement”).  Registrant is organized as a statutory trust under the laws of Delaware.

We have examined Registrant’s Declaration of Trust and other materials relating to the authorization and issuance of shares of beneficial interest of Registrant, Post-Effective Amendment No. 27 to the Registration Statement and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Fund’s shares proposed to be sold pursuant to Post-Effective Amendment No. 27 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by Registrant against receipt of the net asset value of the shares of the Fund, as described in Post-Effective Amendment No. 27 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by Registrant.

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We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 27 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Fund’s shares of beneficial interest, as indicated above, and to references to our firm, as counsel to Registrant, in the Fund’s prospectus and Statement of Additional Information to be included in Post-Effective Amendment No. 27 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/ Dechert LLP